Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of March 28, 2008, by and between Tessera Technologies, Inc., a Delaware corporation (the “Company”), and Henry R. Nothhaft (“Executive”).

The parties agree as follows:

1. Term of Employment.

(a) Executive’s employment with the Company shall commence on April 25, 2008 (the “Effective Date”) and shall continue for six (6) months thereafter (as extended pursuant to Section 3(e) below). The term of this Agreement may be extended upon the mutual consent of the Board of Directors of the Company (the “Board”) and Executive.

(b) Executive’s employment may be terminated by either Executive or the Board at any time, for any reason or no reason. Following the termination of Executive’s employment, Executive’s duties will revert to those of a non-employee member of the Board and Executive will continue to be compensated for his service as a non-employee member of the Board only, as described below in Section 3(g). If this Agreement terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or other compensation other than as provided in this Agreement.

2. Position and Duties.

(a) Executive shall diligently and conscientiously devote his business time, attention, energy, skill and efforts during normal business hours to the business of the Company and the discharge of Executive’s duties hereunder, subject to the parameters described below. Executive’s duties under this Agreement shall be to serve as an executive officer of the Company in the capacity of Vice Chairman of the Board of Directors, with the responsibilities, rights, authority and duties customarily pertaining to such office, and reporting to the Chairman and Chief Executive Officer. Executive shall also act as an officer and/or director and/or manager of such affiliates of the Company as may be designated by the Chairman and Chief Executive Officer from time to time, commensurate with Executive’s office, all without further compensation, other than as provided in this Agreement. Executive’s employment is intended to constitute “interim employment as an executive officer” within the meaning of Nasdaq interpretation IM-4200 – Rule 4200(a)(15), and Executive will be an exempt, salaried employee. Executive’s performance of services under this Agreement shall be rendered in Santa Clara County, California, subject to necessary travel requirements of Executive’s position and duties hereunder. The Company acknowledges that Executive will continue to have certain part-time service obligations to Microsoft Corporation and Danger Inc. during his term of service hereunder, and agrees that Executive’s reservation of time for the performance of such obligations shall not be considered a violation of this Section 2(a).

(b) As of the date hereof, Executive hereby resigns his positions as Lead Independent Director and as a member of the Nominating and Corporate Governance Committee of the Board and the Compensation Committee of the Board.

3. Compensation.

(a) Base Salary. The Company shall pay to Executive $3,000 for each month or portion thereof that Executive serves as Vice Chairman of the Company. Executive’s annual base salary payable hereunder, as it may be adjusted from time to time, is referred to herein as “Base Salary.” Base Salary shall be paid in equal installments in accordance with the Company’s payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.

(b) Bonus. Executive shall not be eligible for a bonus.

(c) Stock Awards. As additional consideration for the services to be rendered by Executive under this Agreement, Executive shall receive the following Stock Awards (as defined below):

(i) On or prior to the Effective Date, Executive shall be granted stock options to purchase such number of shares of the Company’s common stock as is determined by dividing (A) $240,000 by (B) (1) the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant of such options divided by (2) two (2). The exercise price per share of such options shall be equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. The stock options shall vest in six (6) equal installments over the 6-month period following the Effective Date subject to Executive’s continuing service to the Company as Vice Chairman of the Board on each such date. The stock options shall terminate in the event Executive does not commence employment with the Company as Vice Chairman of the Board on or before July 1, 2008. The stock options will be granted under the Company’s 2003 Equity Incentive Plan (the “Equity Plan”) and shall subject to the terms and conditions applicable to stock options granted under that plan, as described in that plan and the applicable stock option agreement.

(ii) On or prior to the Effective Date, Executive shall be granted such number of shares of restricted stock as is determined by dividing (A) $360,000 by (B) the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant of such shares. Such shares of restricted stock shall be subject to forfeiture to the Company upon the voluntary or involuntary termination of Executive’s service with the Company as an employee, director or consultant for any reason (including death or disability) or in the event Executive does not commence employment with the Company as Vice Chairman of the Board on or before July 1, 2008. The restricted stock shall vest in six (6) equal installments over the 6-month period following the Effective Date subject to Executive’s continuing service to the Company as Vice Chairman of the Board on each such date. The restricted stock shall be granted under the Equity Plan and shall subject to the terms and conditions applicable to restricted stock awards granted under that plan, as described in that plan and the applicable restricted stock agreement.

(iii) On the date of the 2008 annual meeting of stockholders, Executive shall be granted stock options to purchase such number of shares of the Company’s common stock as is determined by dividing (A) $37,500 by (B) (1) the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant divided by (2) two (2). The exercise price per share of such options shall be equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. The stock options shall vest and become exercisable in twelve (12) equal monthly installments over the 12-month period following the date of grant subject to Executive’s continuing service to the Company as an employee, director or consultant on each such date. The stock options will be granted under the Equity Plan and shall subject to the terms and conditions applicable to stock options granted under that plan, as described in that plan and the applicable stock option agreement.

(iv) On the date of the 2008 annual meeting of stockholders, Executive shall be granted such number of restricted shares of the Company’s common stock as is determined by dividing (A) $37,500 by (B) the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. Such shares of restricted stock shall be subject to forfeiture to the Company upon the voluntary or involuntary termination of Executive’s service with the Company as an employee, director or consultant for any reason (including death or disability). The restricted stock shall vest in twelve (12) equal monthly installments over the 12-month period following the date of grant subject to Executive’s continuing service to the Company as an employee, director or consultant on each such date. The restricted stock shall be granted under the Equity Plan and shall subject to the terms and conditions applicable to restricted stock awards granted under that plan, as described in that plan and the applicable restricted stock agreement.

(v) In the event of any Change in Control (defined below) during the term of Executive’s employment with the Company, notwithstanding any provision to the contrary in Executive’s Stock Awards or the Equity Plan, (A) 100% of any unvested portion of the stock options granted pursuant to Section 3(c)(i) above shall be deemed to have vested on the date of the Change in Control, and (B) the restrictions with respect to 100% of the restricted shares of the Company’s capital stock that Executive then holds and which were granted pursuant to Section 3(c)(ii) above shall immediately lapse on the date of the Change in Control.

(vi) For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

(vii) For purposes of this Agreement, “Change in Control” shall mean and include each of the following:

(A) A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(B) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (1) a merger, consolidation, reorganization, or business combination or (2) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:

(I) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(II) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 3(c)(vii)(B)(II) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(d) Benefits. Executive shall be eligible to participate in all employee benefit programs of the Company offered from time to time during the term of Executive’s employment by the Company to employees or executive officers, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company’s then-current practice as approved by the Board from time to time. Except to the extent financially feasible for the Company, the foregoing shall not be construed to require the Company to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company has the right, in its sole discretion, to amend, modify or terminate its benefit plans without creating any rights in Executive.

(e) No Vacation; Paid Time Off. Executive shall be not entitled to paid vacation and sick time (“PTO”) in accordance with the Company’s standard policy in connection with his employment. Any days off will be taken on an unpaid basis and the term of this Agreement will be extended for each such unpaid day off taken by Executive.

(f) Business Expenses. The Company shall promptly reimburse Executive for Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement consistent with the policies of the Company as applied to all executive officers. Executive shall document and substantiate such expenditures as required by the policies of the Company as applied to all executive officers, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain.

(g) Director Compensation.

(i) During the term of this Agreement, Executive shall not be considered a non-employee member of the Board. As a result, during the term of the Executive’s service under this Agreement, Executive shall not receive any cash compensation otherwise payable to him as a member of the Board pursuant to the standing resolution of the Board regarding cash compensation for non-employee members of the Board, and Executive shall not be eligible to receive any Stock Awards pursuant to Section 11 of the Equity Plan.

(ii) Following the termination of Executive’s employment, if Executive is thereafter to remain a non-employee member of the Board, Executive shall be compensated for such service as provided under the standing resolution of the Board regarding cash compensation for non-employee members of the Board (including, without limitation, a prorated annual cash retainer for the remaining portion of the year during which he reverts to his status as a non-employee member of the Board) and Executive shall again be eligible for Stock Awards pursuant to Section 11 of the Equity Plan on the next grant date otherwise applicable under Section 11 of the Equity Plan.

4. Termination of Employment.

(a) At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

(b) Termination of Employment. If Executive’s employment is terminated for any reason, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by applicable law. In addition, all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity. If Executive is thereafter to remain a non-employee member of the Board, Executive shall be compensated for such service as provided under Section 3(g) above.

(c) Exclusive Remedy. Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4.

5. Confidentiality and Proprietary Rights. Executive and the Company have executed the Company’s Employee Proprietary Information and Inventions Agreement. The Company shall be entitled to cease all severance payments and benefits to Executive in the event of his or his breach of this Section 5.

6. Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Jose, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 6 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

7. General Provisions.

7.1 Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.

The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder; provided, further, that the failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.2 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

7.3 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

7.4 Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Santa Clara County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

7.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

7.6 Survival. Sections 5 (“Confidentiality and Proprietary Rights”), 6 (“Agreement to Arbitrate”) and 7 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.

7.7 Entire Agreement. This Agreement and the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7.8 Code Section 409A Exempt. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder (the “Code”), and, accordingly, the payments payable hereunder shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such payment is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such payment is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

7.9 Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.11 Effectiveness of Agreement Subject to Third Party Approval. The effectiveness of this Agreement is subject to the prior written consent of Microsoft Corporation.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

TESSERA TECHNOLOGIES, INC.

Dated:	3/28/08	By:	/s/ Bruce M. McWilliams
		Name:	Bruce M. McWilliams
		Title:	President, CEO and Chairman

EXECUTIVE

Dated: 3/27/08			/s/ Henry R. Nothhaft
Henry R. Nothhaft

Address: